EXHIBIT 99.1

Joint Filing Agreement

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto by either or both of us will be filed, on behalf of each of us.

Dated: January 20, 2006	VULCAN VENTURES INCORPORATED

	By:	/s/ Gregory P. Landis
	Name and Title:	Gregory P. Landis, Vice President

Dated: January 20, 2006	/s/ Gregory P. Landis
Paul G. Allen

	*By:	/s/ Gregory P. Landis
	Name:	/s/ Gregory P. Landis
Attorney-in Fact for Paul G. Allen